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Exhibit 10.07

ADMINISTRATIVE SERVICES AGREEMENT

        AGREEMENT dated this 1st day of February, 2005 between Ready Mix, Inc., a Nevada corporation (the "Owner"), and Meadow Valley Corporation, a Nevada corporation (the "Managing Agent").

        W I T N E S S E T H:

        WHEREAS, the Owner is the owner of two ready-mix concrete plants in the metropolitan Phoenix, Arizona area, two ready mix concrete plants in the metropolitan Las Vegas, Nevada area and a ready-mix concrete plant in Moapa, Nevada (such plants and their associated business and operations are collectively referred to as, the "Company")

        WHEREAS, the Owner desires to employ the Managing Agent to act as manager of the Company subject to termination on three months prior written notice; and

        WHEREAS, the Managing Agent is willing to accept such employment for such period, subject to the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions herein set forth, the parties hereto agree as follows:

        1.    Employment.

        The Owner hereby employs the Managing Agent, subject to termination as herein provided, with authority, subject to the limitations and conditions herein set forth, to direct, supervise, and manage the operation of the Company.

        2.    Duties.

        2.01 The Managing Agent shall perform the following duties:

          a)    supervise and direct the general operations of the Company;

          b)    operate the Company efficiently and with proper economy;

          c)     develop policies with respect to the installation of new features to the extent that the financial obligations and resources of the Owner permit;

          d)    develop policies with respect to publicity for the purpose of creating the greatest possible net income from the Company;

          e)    supervise and manage the operations of all Company property;

          f)     stimulate the general business of the Company;

          g)     employ at the expense of the Owner such officers, assistants, employees, sales personnel, and operations staff at the Company as may be required to continue the standard and quality of management and operation at a level-not lower than that heretofore maintained;

          i)     collect income;

          j)     keep the Company and all vehicles and equipment in repair;

          k)    arrange for necessary replacements, improvements, and changes in the Company and in the vehicles, cement and concrete processors, and other equipment therein;

        1)    supervise the placing of insurance on the Company and on all vehicles, cement and concrete processors, and equipment therein against all risks usually covered in the case of similar properties, including, but without limitation, fire, workmen's compensation, liability and fidelity insurance, and all other usual insurance (which shall also cover any liability of the Managing Agent);

          m)   place and supervise all advertising and promotion circular matter;

          n)    place at the disposal of the Owner its engineering, finance, management, general purchasing, supervising, and accounting departments; and

          o)    perform all other acts necessary or desirable in the operation of the Company.

        2.02 The Managing Agent represents that it maintains an organization which is adequately equipped to perform the duties described in this paragraph, and that it shall furnish the full use of its organization and personnel without additional charge in the performance of this Agreement.

        3.    Expenditures by manager.

        3.01 The Managing Agent shall have power and authority to make all contracts and disbursements necessary to carry out the duties conferred and imposed upon it by this Agreement.

        3.02 The Managing Agent shall have the authority, in the name and at the expense of the Owner, to institute or defend any legal or equitable action or proceeding for collection of unpaid accounts, filing and foreclosing mechanic or materialman liens, or for the defense of claims made against the Owner by customers, employees or third parties.

        3.03 The Managing Agent shall be reimbursed by the Owner for all expenditures paid for or on behalf of the Company, provided that the Managing Agent shall bear the cost of its own overhead and the salaries of its own officers and employees.

        3.04 All employees at the Company shall be deemed to be the employees of the Owner and not of the Managing Agent for all purposes under this Agreement.

        4.    Compensation.

        The Managing Agent shall be compensated at the rate of Twenty-Two Thousand Dollars ($22,000) per month. Such compensation shall be paid on or before the first day of each calendar month shall be based on the service rendered during the preceding month. The first payment shall be due upon execution of this Agreement.

        5.    Deposits.

        5.01 All moneys collected by the Managing Agent out of and from the operation of the Company shall be deposited daily in a special account in the name of the Owner, in one or more banks in appropriately designated and adequately identified accounts.

        5.02 Out of such accounts the Managing Agent may pay or reimburse itself for all obligations and expenditures necessarily and properly incurred for and on account of the Owner in the management and operation of the Company, including reimbursement of the Managing Agent, insurance premiums, taxes, supplies, repairs, maintenance, renewals, replacements, betterments, and improvements.

        5.03 The Managing Agent may keep on hand for the account of the Owner such a fund, as may be necessary in the opinion of the Managing Agent to provide for working cash for the operation of the Company.

        6.    Accounting Services.

        6.01 The Managing Agent shall furnish the supervisory services of its own accounting department. Subject to the supervision of the Managing Agent, such department shall maintain for the Owner proper and suitable records and books of account, in which there shall be properly recorded all receipts and disbursements connected with the management and operation of the Company.

        6.02 All books of account shall at all times be open to the inspection and audit of any of the Owner's officers or duly accredited and authorized representatives. All books, records, bills, receipts, bank books, check books, check vouchers, correspondence, lists, files, index cards, and books of account relating to lessees, concessionaires, customers, and prospective customers and employees of the Company for a period of at least three years from time to time last past, and other data and records pertaining or in any manner relating to the management, and operation of the Company, shall at all times be safely kept and preserved and shall be the property of the Owner, and upon the termination of this Agreement shall be retained by the Owner.

        7.    Indemnification.

        7.01 The Owner shall indemnify and hold harmless the Managing Agent from damages for injuries to persons or property resulting from any cause whatsoever in, on, or about the Company premises and, at its own cost and expense, to defend any action or proceeding against the Managing Agent arising therefrom, provided that the Managing Agent shall have fully and faithfully performed all of its duties hereunder.

        7.02 Notwithstanding paragraph 7.01, the Owner shall not be required to indemnify the Managing Agent against damages suffered as a result of gross negligence or willful misconduct on the part of the Managing Agent, its agents, or employees.

        7.03 The Managing Agent shall indemnify and hold Owner harmless against any claim arising as a result of gross negligence or willful misconduct on the part of the Managing Agent, its agents, or employees brought by anyone against Owner.

        7.04 The indemnifications contained in this Article 7 shall include, but not be limited to, all costs in defending against the suit, attorneys' fees, and any eventual settlement or judgment amount, plus interest.

        8.    Termination.

        At any time during the term of this Agreement, either the Owner or Managing Agent may, by giving at least three (3) months' prior written notice to the other (the "Termination Notice"), terminate this Agreement. The date of termination in the Termination Notice must be effective as of the end of calendar month.

        9.    Arbitration.

        Any dispute between the Owner and Managing Agent shall thereupon be promptly submitted to mediation and if unresolved then to arbitration.

        10.    Reports.

        10.01 The Managing Agent shall make reports to the Owner's Board of Directors concerning all affairs connected with the Company under the Managing Agent's control or within its knowledge whenever requested by the Owner's Board of Directors.

        10.02 The Managing Agent shall comply with all-specific instructions of the Owner's Board of Directors that may be expressed in formal resolutions communicated to the Managing Agent.

        11.    Application.

        11.01 Nothing in this agreement is intended or shall be construed to confer upon or to give to any person, firm, or corporation other than the parties hereto any right, remedy, or claim under or by reason of this agreement.

        11.02 All terms and conditions in this agreement shall be for the sole and exclusive benefit of the parties hereto.

        12.    Nonassignability.

        This agreement is not assignable by the Managing Agent without, the Owner's prior written consent.

        13.    Entire Agreement.

        This Agreement supersedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements between them.

        14.    Notices.

        All notices under this Agreement shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the parties at their last known addresses.

        15.    Non-waiver.

        No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

        16.    Headings.

        Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

        17.    Governing law.

        This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada.

        18.    Counterparts.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        19.    Binding Effect.

        The provisions of this Agreement shall be binding upon and inure to the benefit of parties and their respective legal representatives, successors, and assigns.

        IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the day and year first above written.

Meadow Valley Corporation, a Nevada corporation
By:	Brad Larson
Title:	Chief Executive Officer
Ready Mix, Inc., a Nevada corporation
By:	Robert Morris
Title:	President

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  Exhibit 10.07
ADMINISTRATIVE SERVICES AGREEMENT